SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                               -------------------


                                    Form 8-K

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                        Date of Report: April 30, 2004




Commission          Exact name of registrant as specified in its charter  State of       I.R.S. Employer
File Number         and principal office address and telephone number     Incorporation  I.D. Number

1-14514             Consolidated Edison, Inc.                             New York       13-3965100
                    4 Irving Place, New York, New York 10003
                    (212) 460-4600


1-1217              Consolidated Edison Company of New York, Inc.         New York       13-5009340
                    4 Irving Place, New York, New York 10003
                    (212) 460-4600


                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On April 30, 2004, Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility subsidiary of Consolidated Edison, Inc. (Con Edison) filed a request with the New York State Public Service Commission (PSC) to increase charges for electric service by $550 million (6.7 percent increase), effective April 2005.

The filing with the PSC reflects a return on equity of 12 percent and an equity ratio of 48.8 percent. The filing includes a proposal for a multi-year rate plan to continue the proposed level of charges through March 2008 provided that charges would be adjusted, effective April 2006 and April 2007, to reflect additions to utility plant in service, property taxes, changes in pension and retiree health expense, and the impact, if any, of reconciling certain cost elements from the prior rate year.

In addition, the filing would continue the provisions pursuant to which fuel and purchased power costs are recovered from customers on a current basis.

Con Edison and Con Edison of New York are continuing a review of their financing plans, which may include an issuance of Con Edison common stock. The review, which may be completed in the near term, involves the consideration of various factors, including the electric rate proceeding initiated by the filing discussed above, the Con Edison of New York gas and steam rate proceedings initiated in November 2003 and the capital expenditures of more than a $1 billion a year that Con Edison of New York expects to continue to make for the next few years. Con Edison has registered $925 million of securities, including debt, preferred stock and common stock, for sale under the Securities Act of 1933 pursuant to "shelf" Registration Statements on Form S-3. Con Edison of New York has registered $825 million of its debt securities.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


99.      Information Sheet for Electric Rate Case Filing


ITEM 9. REGULATION FD DISCLOSURE

The material attached hereto as Exhibit 99, which is incorporated in this Item 9 by reference thereto, is furnished pursuant to Regulation FD.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               CONSOLIDATED EDISON, INC.

                                               CONSOLIDATED EDISON COMPANY
                                                 OF NEW YORK, INC.


                                               By  /s/  EDWARD J. RASMUSSEN
                                                        Edward J. Rasmussen
                                                  Vice President and Controller

DATE: April 30, 2004